Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Supervisory Board of
Deutsche Bank Aktiengesellschaft
We consent to the incorporation by reference herein of our reports dated March 5, 2010, with respect to the consolidated balance sheets of Deutsche Bank Aktiengesellschaft and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity, recognized income and expense, and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 20-F of Deutsche Bank Aktiengesellschaft.
Our report with respect to the aforementioned consolidated financial statements refers to a change in the method of accounting for certain financial assets in the year ended December 31, 2008 following the adoption of “Reclassification of Financial Assets (Amendments to IAS 39 “Financial Instruments: Recognition and Measurement” and IFRS 7 “Financial Instruments: Disclosures”)”.
KPMG AG
Wirtschaftsprüfungsgesellschaft
Frankfurt am Main (Germany)
July 27, 2010